Exhibit 99.1
Company Contacts:
Randy C. Martin
Chief Financial Officer, President
and Chief Executive Officer
(314) 721-4242
For Immediate Release
Wednesday, September 12, 2007
SPARTECH ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS

ST. LOUIS, September 12, 2007 — Spartech Corporation (NYSE:SEH) announced today its operating results for its third quarter ended August 4, 2007.
Third quarter 2007 Highlights
•	Diluted earnings per share were $0.27 compared to $0.33 recorded in the third quarter of 2006. Net earnings in both periods were impacted by special items. Diluted earnings per share excluding special items were $0.31 compared to $0.44 in the third quarter of 2006.

•	Operating earnings excluding special items decreased $7.4 million in the third quarter from the prior year third quarter due mostly to a 4% decrease in sales volume coupled with a 1.6 cent drop in gross margin per pound sold.

•	Cash flows provided by operations were $26.5 million for the quarter which was used to invest $10.3 million in capital expenditures and pay down $16.9 million of debt. Working capital as a percentage of sales improved to 9.8% compared to 10.4% at the end of last year’s third quarter.

•	Subsequent to the end of the quarter, the Company announced the agreement to acquire Creative Forming, Inc. which has $48 million of annual sales. Creative designs, engineers and manufactures plastic packaging for the food, consumer product, produce and medical markets.
Overview of Results
Net sales for the third quarter were $361.1 million compared to $377.7 million in the third quarter of 2006 representing a decrease of 4%. This change was caused by a 4% decrease in consolidated sales volume primarily from declines in sales to the transportation and recreation and leisure markets due to weakness in demand. The sales volume decline occurred in our Sheet and Color and Specialty Compounds segments which were down 5% and 3%, respectively. We continued to see success in our Green Initiative with sales of these products, that deliver environmental and energy savings benefits, growing by 6.7 million pounds or 29% in the third quarter compared to last year’s third quarter.

Reported operating earnings were $18.4 million in the third quarter of the current year compared to $27.6 million in the prior year third quarter. Operating earnings excluding special items were $20.5 million for the third quarter of 2007 compared to $27.9 million in the prior year third quarter. The $7.4 million decrease was caused by the 4% decrease in sales volume coupled with a 1.6 cent decrease in gross margin per pound sold which was comprised of a 0.6 cent decrease in material margin and a 0.9 cent increase in conversion costs. The decrease in material margin per pound was caused by a soft demand environment along with increasing resin costs and disruptions associated with our Greenville sheet consolidation, all of which made it difficult to pass through the increased resin costs to customers as higher selling prices on a timely basis. The increase in conversion costs per pound was attributable to dollar increases in employee health, workers compensation, depreciation and utilities expenses coupled with the decrease in sales volume.
Selling, general and administrative expenses increased $1.9 million in the third quarter of the current year from the same quarter of the prior year because of a $1.9 million charge from entering into a Separation Agreement with the Company’s former President and Chief Executive Officer (“CEO”). Excluding this special item, expenses were flat reflecting lower incentive compensation, commissions and bad debts expense partially offset by higher information technology expenses from our on-going Oracle ERP implementation and a $0.8 million increase in foreign currency loss due to a weakening U.S. dollar. Overall we recognized a $0.9 million currency loss, reported as a $1.0 million loss in the corporate group and $0.5 million loss in the Color and Specialty Compounds segment, partially offset by a $0.5 million gain in the Engineered Products group and $0.1 million gain in the Custom Sheet and Rollstock segment.
Interest expense decreased to $4.1 million from $5.0 million due to our focused efforts in debt reduction using our improved cash flow over the past two years. Reported net earnings totaled $8.8 million or $0.27 cents per diluted share for the third quarter of 2007 compared to $10.6 million or $0.33 per diluted share in the third quarter of 2006. Net earnings excluding special items was $10.1 million or $0.31 cents per diluted share in the third quarter of 2007 compared to $14.2 million or $0.44 cents per diluted share in the third quarter of 2006.
Commenting on the results, Randy C. Martin, interim President and Chief Executive Officer, stated, “We were disappointed with the earnings performance in our third quarter, a quarter in which we saw a challenging demand environment for some of our key markets and disruptions associated with our Greenville sheet consolidation at a time when resin prices were increasing. Based on the Company’s performance in the third quarter and our expectations of the continued internal and external pressures on the business for the remainder of the fiscal year, our full year guidance for 2007 is $1.30-$1.35 per diluted share.”
Mr. Martin continued, “Our Board of Directors is in process of conducting a search for a new Chief Executive Officer. In the meantime, our team is moving forward with our strategy which includes continued focus on cost reductions, cash flow management and growing sales through new product offerings, green product development and completing acquisitions. We completed the construction of our new facility in Greenville, Ohio and started moving production lines into the facility. Despite the current disruptions from the transition, this consolidation will begin to realize the planned $2.5 million in annual cost reductions in early fiscal 2008. We also made progress on our Oracle ERP initiative which will continue through 2008 by implementing the system at eight facilities during the quarter. Moving our company onto one information system will provide us more timely information and insight into changes in our business, as well as further the integration of our current businesses and future acquisitions.”

Segment Results
Custom Sheet and Rollstock — Net sales decreased 4% and operating earnings were down $5.9 million.

	Third Quarter
(In Millions)	2007	2006

Net Sales	$231.3	$240.0

Operating Earnings	$16.3	$22.1

The sales decrease included a 5% decrease in underlying sales volume partially offset by a 1% increase from price/mix changes. The volume decline was due to weakness in demand in the residential construction, recreational vehicle and heavy truck sectors of our end markets. Of the 5% volume decline, 4% was seen at the three facilities which are in process of being consolidated into our new Greenville facility. These facilities mostly produce polyethylene-based products to the aforementioned markets that are experiencing weak demand. The weak demand coupled with the short-term interruption caused by the consolidation was the primary cause of our sheet volume decline for the quarter comparison. The increase in price/mix is the effect of higher resin costs in the third quarter comparison which we passed on to customers as higher selling prices.
The decrease in operating earnings was driven by the decrease in sales volume and a drop of 2.8 cents in gross margin per pound sold. This per pound decrease was comprised of a 1.3 cent decrease in material margin and 1.5 cent increase in conversion costs. The material margin decline was mostly due to increases in resin costs during the quarter that were not passed on to customers as higher selling prices on a timely basis because of the challenging demand environment and disruptions from our Greenville consolidation, particularly for our polyethylene-based products. The increase in conversion cost per pound reflected flat conversion cost dollars and the negative impact of the 5% decrease in underlying sales volume.
Color and Specialty Compounds — Net sales decreased 6% and operating earnings were down $0.6 million from the third quarter of 2006.

	Third Quarter
(In Millions)	2007	2006

Net Sales	$112.0	$118.7

Operating Earnings	$7.1	$7.7

The sales change was comprised of a 3% decrease in underlying pounds sold and 3% decrease from price/mix changes. The decrease in volume related to a decline in sales to the domestic automotive, packaging and lawn and garden markets, offset partially by continued strong sales of commercial roofing applications. The decrease in price/mix was primarily caused by a higher sales mix of toll-manufactured product which has a lower than average selling price per pound sold.
The $0.6 million decrease in operating earnings was caused by the sales volume decrease and a 0.3 cent decrease in gross margin per pound sold. This per pound decrease was caused by flat conversion cost dollars combined with a sales volume decline.

Engineered Products — Net sales decreased 6% and operating earnings increased $0.8 million over the third quarter of 2006.

	Third Quarter
(In Millions)	2007	2006

Net Sales	$17.8	$19.0

Operating Earnings	$2.7	$1.8

The decrease in sales reflects a higher mix of lower priced product partially offset by a 2% higher volume of wheels to the lawn and garden market. Approximately $.5 million of the operating earnings increase was due to foreign currency gains at our Canadian profiles business due to a weakening U.S. dollar. The remaining $.3 million was driven by higher profitability of our wheels business.
Cash Flow Performance
Cash provided by operating activities was $26.5 million in the third quarter of 2007 compared to $47.7 million in the prior year third quarter. Changes in current assets and liabilities, representing working capital balances, provided cash of $3.4 million and $19.4 million in the third quarter of 2007 and 2006, respectively. The higher prior period amount reflects a significant reduction in net working capital from our focus on reducing this investment to a target level that was achieved by the end of last fiscal year. Our net working capital as a percentage of sales improved to 9.8% at the end of the third quarter of 2007 from 10.4% at the end of the third quarter of 2006 from the increased management focus on net working capital metrics.
Cash provided by operating activities in the third quarter of 2007 funded the planned increase in capital expenditures for the plant expansions and information technology developments which resulted in total capital expenditures of $10.3 million and a debt pay down of $16.9 million. As of the end of the third quarter of 2007, we had $268.7 million of total debt representing a debt to equity ratio of 0.58 to 1 and we have $274 million available under our bank credit facility.
Special Items
In the third quarter of 2007, the Company incurred $2.1 million of pre-tax special items ($1.3 million after tax) representing $1.9 million reported in corporate selling, general and administrative expenses from the resignation of the Company’s former CEO and $0.2 million of restructuring expenses from the Greenville sheet consolidation reported as cost of sales. The Company incurred $0.4 million of special items in the third quarter of 2006 representing restructuring expenses which was mostly associated with the prior year Donora consolidation in our Color and Specialty segment.
Subsequent Event
On September 6, 2007, the Company announced the agreement to acquire the stock of Creative Forming, Inc. (“Creative”) for approximately $61 million in cash adjusted for changes in working capital. The acquisition will be financed from the Company’s bank credit facility and operating cash flows and is expected to close on September 14, 2007. Creative designs, engineers and manufactures plastic packaging for the food, consumer product, produce, and medical/pharmaceutical markets with approximately $48 million in annual sales.

Earnings Guidance
The Company is projecting earnings for fiscal 2007 at a range of $1.30 to $1.35 per diluted share, before the impact of special items. We expect the weakness in demand in the domestic automotive, residential construction and recreational vehicle market sectors to continue through the rest of the fiscal year. Although we continue to reduce our cost footprint, we expect the adverse impact of a sales volume decline, additional expense related to our ERP implementation and inefficiencies from the Greenville consolidation to result in a decrease in our fourth quarter net earnings compared to the prior year fourth quarter.
Non-GAAP Measures
We believe that operating earnings, net earnings and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items (former CEO separation expense and restructuring and exit costs) represent significant charges that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP measurements can be found at the end of this release.
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Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Net sales	$361,123	$377,709	$1,085,745	$1,110,578

Cost and expenses
Cost of sales	320,389	329,617	955,549	981,059
Selling, general and administrative	21,232	19,309	61,441	55,443
Amortization of intangibles	1,063	1,192	3,335	3,567

	342,684	350,118	1,020,325	1,040,069

Operating earnings	18,439	27,591	65,420	70,509

Interest (net of interest income of $152, $247, $382 and $528, respectively)	4,065	5,039	13,119	16,382
Early debt extinguishment costs	—	5,505	—	5,505

	4,065	10,544	13,119	21,887

Earnings before income taxes	14,374	17,047	52,301	48,622

Income taxes	5,568	6,433	19,720	18,443

Net earnings	$8,806	$10,614	$32,581	$30,179

Net earnings per common share
Basic	$.27	$.33	$1.02	$.94

Diluted	$.27	$.33	$1.01	$.94

Dividends declared per common share	$.135	$.125	$.405	$.375

Note: Our fiscal year ends on the Saturday closest to October 31. Because of this convention, periodically our fiscal year has an additional week and 2007 will be reported as a 53-week fiscal year. Our first quarter included an additional week and the nine month period ended August 4, 2007 includes 40 weeks compared to 39 weeks for the same period of the prior year.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 4, 2007	October 28,
	(Unaudited)	2006
Assets
Current assets
Cash and cash equivalents	$3,389	$5,372
Receivables, net	201,706	200,728
Inventories	125,814	122,329
Prepaids and other	15,151	14,193

Total current assets	346,060	342,622

Property, plant and equipment, net	303,618	304,779
Goodwill	350,399	350,399
Other intangible assets, net	33,510	36,582
Other assets	8,180	7,412

Total assets	$1,041,767	$1,041,794

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$6,871	$6,898
Accounts payable	154,414	149,520
Accrued liabilities	45,676	51,186

Total current liabilities	206,961	207,604

Long-term debt, less current maturities	261,838	282,325
Deferred taxes	99,958	97,681
Other long-term liabilities	8,917	11,491

Total long-term liabilities	370,713	391,497

Shareholders’ equity
Common stock, 33,131,846 shares issued in 2007 and 2006	24,849	24,849
Contributed capital	200,661	198,661
Retained earnings	259,987	240,398
Treasury stock, at cost, 995,719 shares in 2007; 1,007,766 shares in 2006	(25,282)	(22,845)
Accumulated other comprehensive income	3,878	1,630

Total shareholders’ equity	464,093	442,693

Total liabilities and shareholders’ equity	$1,041,767	$1,041,794

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Nine Months Ended
	August 4,	July 29,
	2007	2006

Cash flows from operating activities
Net earnings	$32,581	$30,179
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	31,787	30,429
Restructuring and exit costs	559	30
Stock compensation expense	2,272	2,165
Early debt extinguishment costs	—	5,505
Other, net	5,462	4,949
Change in current assets and liabilities	(2,949)	15,407

Net cash provided by operating activities	69,712	88,664

Cash flows from investing activities
Capital expenditures	(28,774)	(14,385)
Sale of assets	81	2,393

Net cash used for investing activities	(28,693)	(11,992)

Cash flows from financing activities
Net (payments) / borrowings on notes and revolving credit facilities	(27,211)	39,922
Issuance of senior notes	—	50,000
Payment of convertible subordinated debentures	—	(150,000)
Payments on bonds and leases	(504)	(421)
Early payment premiums on convertible subordinated debentures	—	(3,780)
Cash dividends on common stock	(12,668)	(11,873)
Stock options exercised	6,959	2,202
Treasury stock acquired	(10,413)	(1,541)
Excess tax benefits from stock based compensation	752	237

Net cash used for financing activities	(43,085)	(75,254)

Effect of exchange rate changes on cash and cash equivalents	83	38

(Decrease) increase in cash and cash equivalents	(1,983)	1,456
Cash and cash equivalents at beginning of year	5,372	4,601

Cash and cash equivalents at end of quarter	$3,389	$6,057

SPARTECH CORPORATION
Within this press release we have included operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements and believe they are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (former CEO separation charge and restructuring and exit costs) represent items that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures; amounts are unaudited and in thousands, except per share data.

	Three Months Ended		Nine Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Operating Earnings (GAAP)	$18,439	$27,591	$65.420	$70,509

Former CEO Separation Expense	1,856	—	1,856	—
Restructuring and Exit Costs	237	352	627	1,314

Operating Earnings Excluding Special Items (Non-GAAP)	$20,532	$27,943	$67,903	$71,823

Net Earnings (GAAP)	$8,806	$10,614	$32,581	$30,179

Former CEO Separation Expense, net of tax	1,147	—	1,147	—
Restructuring and Exit Costs, net of tax	147	218	389	814
Early Debt Extinguishment Costs, net of tax	—	3,411	—	3,411

Net Earnings Excluding Special Items (Non-GAAP)	$10,100	$14,243	$34,117	$34,404

Net Earnings per Diluted Share (GAAP)	$.27	$.33	$$1.01	$.94

Former CEO Separation Expense, net of tax	.04	—	.04	—
Restructuring and Exit Costs, net of tax	—	.01	—	.02
Early Debt Extinguishment Costs, net of tax	—	.11	—	.11

Net Earnings per Diluted Share excluding Special Items (Non-GAAP)	$.31	$.44	$$1.05	$$1.07